___________________________________________________________________________
Press Release
For immediate release

___________________________________________________________________________
Invesco Ltd. Announces August 31, 2010
Assets Under Management

Investor Relations Contact: Jordan Krugman        404-439-4605
Media Relations Contact: Doug Kidd                     404-479-2922

Atlanta, September 10, 2010 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $573.8 billion, a decrease of 1.1% month over month.  Excluding the QQQ’s, net long-term flows were positive during the month of August. Weakening foreign currencies against the USD, contributed to a decline in AUM of $2.0 billion as well as an overall decrease in the global financial markets. Quarter to date average assets were $580.3 billion.

In August, the company closed the acquisition of Australian equities manager Concord Capital, which included $3.1 billion of equity AUM.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
August 31, 2010 (a)	$573.8	$268.8	$128.3	$39.3	$71.7(b)	$65.7
July 31, 2010	$580.3	$279.2	$124.5	$40.2	$70.7	$65.7
June 30, 2010	$557.7	$263.2	$119.3	$38.2	$72.5	$64.5
May 31, 2010	$430.0	$180.9	$79.6	$38.1	$69.2	$62.2
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
August 31, 2010 (a)	$494.5	$220.9	$111.6	$39.3	$71.7(b)	$51.0
July 31, 2010	$497.9	$227.6	$108.7	$40.2	$70.7	$50.7
June 30, 2010	$478.5	$214.3	$104.0	$38.2	$72.5	$49.5
May 31, 2010	$379.1	$150.4	$74.1	$38.1	$69.2	$47.3
Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
August 31, 2010 (a)	$79.3	$47.9	$16.7	$0.0	$0.0	$14.7
July 31, 2010	$82.4	$51.6	$15.8	$0.0	$0.0	$15.0
June 30, 2010	$79.2	$48.9	$15.3	$0.0	$0.0	$15.0
May 31, 2010	$50.9	$30.5	$5.5	$0.0	$0.0	$14.9

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $67.5 billion in institutional money market AUM and $4.2 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

###

Invesco Ltd. Two Peachtree Pointe 1555 Peachtree Street, N.E. Atlanta, GA 30309 Telephone: 404 479 1095